Exhibit 23.10

CONSENT OF VALUATION RESEARCH CORPORATION

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.) of the reference to our appraisal of assets referenced in notes 2 and 4 to the financial statements as of December 31, 2003 and December 31, 2002 and for the period from January 1, 2002 to May 31, 2002 and for the period from June 1, 2002 to December 31, 2002, which appear in Arch Wireless Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ VALUATION RESEARCH CORPORATION

Valuation Research Corporation
Boston, Massachusetts
September 9, 2004